FOR RELEASE: Thursday January 16, 2003	CONTACT:	Roger Bosma
President & CEO

Joseph F. Hurley EVP & CFO 973-697-2000

Lakeland Bancorp Reports a 31% increase in Fourth Quarter Net Income

Oak Ridge, NJ – January 16th, 2003 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported fourth quarter net income of $4.0 million, or $0.28 per diluted share which was 31% higher than the $3.1 million or $0.21 per diluted share reported in fourth quarter last year. Return on Average Assets was 1.34% and Return on Average Equity was 17.89% for the fourth quarter 2002.

Net Income for the year ended December 31, 2002 was $10.1 million or $0.69 per diluted share including a $7.5 million additional provision for loan and lease losses relating to $16.0 million in commercial leases that are on a non-accrual status. Excluding the additional provision, net income would have been $14.7 million or $1.01 per diluted share, up 34% from the $11.0 million or $0.76 per diluted share reported for 2001.

Lakeland Bancorp also announced its quarterly cash dividend of $0.095 per common share. The cash dividend will be paid on February 14, 2003 to holders of record as of the close of business on January 31, 2003. After giving effect to the 5% stock dividend that the Company paid in November 2002, the $0.095 per share effectively represents a 5% increase in the amount paid to shareholders. All share amounts have been retroactively restated to reflect the 5% stock dividend.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “Despite the additional provision recorded for the commercial leases in the third quarter, Lakeland’s core earnings in 2002 are up 34% from last year reflecting our strong deposit and loan growth. We continue to vigorously pursue our insurance claims relating to the commercial leases and believe that we have substantial and meritorious positions.”

-Continued-

Earnings

Net Interest Income
Net interest income for the fourth quarter of 2002 was $12.9 million or 19% higher than the $10.9 million earned in the fourth quarter of 2001 reflecting growth in interest earning assets. Net interest margin increased to 4.72% in the fourth quarter 2002 from 4.71% for the same period last year.

For the full year, net interest income was $48.2 million, or 19% higher than the $40.5 million reported for 2001. Net interest margin increased to 4.75% for the year ended December 31, 2002 from 4.69% for the same period last year.

Noninterest income
Noninterest income (exclusive of gains/losses on sales of investment securities) was $2.3 million in the fourth quarter 2002 which was $136,000 or 6% higher than the fourth quarter 2001. Commissions and fees increased to $494,000 in fourth quarter 2002 as a result of increased fees on construction loans and investment services commission income. Gains on sales of leases declined due to the decision to retain a larger amount of lease originations in the Company’s own portfolio.

For the entire year, noninterest income (exclusive of gains on sales of investment securities) increased from $8.3 million for 2001 to $9.0 million for 2002. Service charges on deposit accounts increased $423,000 or 8% to $5.9 million. Commissions and fees increased $499,000 or 35% to $1.9 million as a result of increases in loan fees and investment services commission income. Gains on sales of leases declined by $550,000 as a result of retaining a larger percentage of lease originations throughout 2002.

Noninterest expense
Noninterest expense for the fourth quarter of 2002 was $8.8 million as compared to $8.1 million in the fourth quarter of 2001, an increase of $685,000 or 8%. The bank’s efficiency ratio improved from 59% in the fourth quarter of 2001 to 56% in the fourth quarter of 2002 as revenue growth outpaced expense growth.

For the year, noninterest expense was $33.6 million compared to $31.2 million in 2001, an increase of $2.4 million or 8%. Of this increase, $1.2 million relates to increased salary and benefit costs. Occupancy expenses increased by $324,000 reflecting five new branch openings over the past two years. Stationery, supplies and postage expense decreased by $351,000, which reflects the outsourcing of statement rendering and higher 2001 costs due to the merger of our subsidiary banks.

Financial Condition

At December 31, 2002, total assets were $1.21 billion compared to $1.04 billion at year-end 2001, an increase of $163 million or 16%. Loans increased 20% from $600 million at year-end 2001 to $719 million at December 31, 2002 while deposits grew $147 million or 16% during the same time period.

-Continued-

Loans
Loans have increased to $719 million in 2002, an increase of $119 million or 20% from year-end 2001. Although there has been an increase in all loan categories this year, the most substantial growth has been in consumer loans, which have increased to $234 million, an increase of $58 million or 33% from year-end. Commercial loans have increased $53 million or 20% to $314 million at December 31.

Asset Quality
At December 31, 2002, non-performing assets totaled $20 million (1.66% of total assets) including $16 million related to commercial lease pools and $4 million of other non-performing assets (0.33% of total assets). The Allowance for Loan and Lease Losses totaled $18 million at December 31, 2002 or 2.50% of total loans. Net charge-offs totaling $780,000 dropped to 0.12% of average loans from 0.41% on December 31, 2001.

Deposits
At December 31, 2002, total deposits were $1.06 billion, an increase of $147 million or 16% from December 31, 2001. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, increased by $130 million or 19% to $808 million at December 31, 2002. Core deposits, as defined, represent 76% of total deposits as compared to 74% on December 31, 2001.

Capital
As of December 31, 2002, stockholders’ equity was $91 million and book value per common share was $6.38. The Company’s leverage ratio was 7.01%. Tier I and total risk based capital ratios were 10.94% and 12.21%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to credit quality (including delinquency trends and the allowance for possible loan losses), corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will,”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. The Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements.

In addition to the factors disclosed by the Company elsewhere in this document, the following factors, among others, could cause the Company’s actual results to differ materially and adversely from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in the Company’s markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; clients’ acceptance of the Company’s products and services; credit risks of lending activities and competitive factors; whether or not the Company ultimately receives payment of all amounts due from the lease portfolio as described in Note 15-Commitments and Contingencies in Notes to the Consolidated Financial Statements contained in Form 10-K for the period ended December 31, 2001; and the extent and timing of legislative and regulatory actions and reforms.

The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. Certain events may occur that could cause the Company’s actual results to be materially different than those described in the Company’s periodic filings with the Securities and Exchange Commission. Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.
Financial Highlights
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$12,883	$10,870	$48,174	$40,492
Provision for Loan and Lease Losses	(750)	(400)	(10,500)	(1,600)
Noninterest Income	2,314	2,178	9,001	8,347
Gains (losses) on sales of investment securities	1	(92)	876	(57)
Noninterest Expense	(8,760)	(8,075)	(33,587)	(31,206)

Pretax Income	5,688	4,481	13,964	15,976
Tax Expense	(1,652)	(1,395)	(3,887)	(4,953)

Net Income	$4,036	$3,086	$10,077	$11,023

Basic Earnings Per Share	$0.28	$0.21	$0.70	$0.76
Diluted Earnings Per Share	$0.28	$0.21	$0.69	$0.76
Dividends per share	$0.09	$0.08	$0.35	$0.31
Weighted Average Shares—Basic	14,265,575	14,373,372	14,320,188	14,417,820
Weighted Average Shares—Diluted	14,551,623	14,607,226	14,586,706	14,592,310

SELECTED OPERATING RATIOS
Return on Average Assets	1.34%	1.20%	0.89%	1.14%
Return on Average Equity	17.89%	14.36%	11.29%	13.37%
Yield on Interest Earning Assets	6.21%	7.69%	6.41%	7.26%
Cost of funds	1.87%	3.83%	2.10%	3.94%
Net interest spread	4.34%	3.86%	4.31%	3.32%
Net interest margin	4.72%	4.71%	4.75%	4.69%
Efficiency ratio	56.30%	59.10%	57.50%	61.70%
Stockholders’ equity to total assets			7.52%	8.19%
Book value per share			$6.38	$5.96
Closing stock price			$17.87	$15.52

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.12%	0.41%
Ratio of allowance to total loans			2.50%	1.37%
Non-performing loans to total loans			2.77%	0.56%
Non-performing assets to total assets			1.66%	0.37%
Allowance to non-performing loans			90%	245%

SELECTED BALANCE SHEET DATA AT PERIOD-END			12/31/2002	12/31/2001
Loans			$718,676	$600,074
Allowance for Loan and Lease Losses			17,940	8,220
Investment Securities			407,843	343,341
Total Assets			1,207,105	1,044,338
Deposits			1,059,092	912,110
Other Borrowings			19,974	19,920
Long Term Debt			31,000	21,000
Stockholders’ Equity			90,767	85,567

SELECTED AVERAGE BALANCE SHEET DATA
	For the quarter ended		For the year ended
	12/31/2002	12/31/2001	12/31/2002	12/31/2001
Loans, net	$707,022	$586,666	$666,952	$558,027
Interest Earning Assets	1,111,260	939,924	1,041,048	888,020
Deposits	1,054,118	900,698	986,232	843,717
Total Assets	1,198,130	1,028,856	1,129,280	966,988
Stockholders’ Equity	89,487	85,968	89,295	82,452

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS	December 31, 2002	December 31, 2001

	(dollars in thousands)
Cash and due from banks	$35,465	$48,615
Investment securities available for sale	361,760	273,082
Investment securities held to maturity; fair value of $48,436
in 2002 and $72,101 in 2001	46,083	70,259
Loans:
Commercial	314,378	261,101
Residential mortgages	170,039	162,569
Consumer and home equity	234,259	176,404

Total loans	718,676	600,074
Plus: deferred costs	982	1,885
Less: Allowance for loan and lease losses	17,940	8,220

Net loans	701,718	593,739
Premises and equipment—net	25,167	24,785
Accrued interest receivable	5,495	5,041
Other assets	31,417	28,817

TOTAL ASSETS	$1,207,105	$1,044,338

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing	$214,110	$206,783
Savings and interest-bearing transaction accounts	593,637	470,563
Time deposits under $100	180,257	184,011
Time deposits $100 and over	71,088	50,753

Total deposits	1,059,092	912,110
Federal funds purchased and securities sold under
agreements to repurchase	19,974	19,920
Long-term debt	31,000	21,000
Other liabilities	6,272	5,741

TOTAL LIABILITIES	1,116,338	958,771

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued
shares, 14,671,093 at December 31, 2002 and December 31, 2001	101,664	88,273
Accumulated Deficit	(9,436)	(931)
Treasury stock, at cost, 442,497 shares at December 31, 2002 and
306,414 at December 31, 2001	(5,881)	(3,175)
Accumulated other comprehensive income	4,420	1,400

TOTAL STOCKHOLDERS’ EQUITY	90,767	85,567

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,207,105	$1,044,338

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$12,642	$11,118	$47,076	$44,286
Federal funds sold and interest bearing deposits with banks	96	161	357	802
Taxable investment securities	3,706	4,277	15,758	16,109
Tax-exempt investment securities	618	529	2,329	2,126

TOTAL INTEREST INCOME	17,062	16,085	65,520	63,323

INTEREST EXPENSE
Deposits	3,698	4,842	15,462	21,231
Securities sold under agreements to repurchase	72	81	293	751
Long-term debt	409	292	1,591	849

TOTAL INTEREST EXPENSE	4,179	5,215	17,346	22,831

NET INTEREST INCOME	12,883	10,870	48,174	40,492
Provision for loan and lease losses	750	400	10,500	1,600

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	12,133	10,470	37,674	38,892

NONINTEREST INCOME
Service charges on deposit accounts	1,564	1,572	5,940	5,517
Commissions and fees	494	408	1,927	1,428
Gains (losses) on sales of investment securities	1	(92)	876	(57)
Gains on sales of leases	36	105	176	726
Other income	220	93	958	676

TOTAL NONINTEREST INCOME	2,315	2,086	9,877	8,290

NONINTEREST EXPENSE
Salaries and employee benefits	4,498	4,393	18,491	17,262
Net occupancy expense	879	811	3,370	3,046
Furniture and equipment	929	726	3,255	2,978
Stationery, supplies and postage	307	359	1,255	1,606
Other expenses	2,147	1,786	7,216	6,314

TOTAL NONINTEREST EXPENSE	8,760	8,075	33,587	31,206

INCOME BEFORE PROVISION FOR INCOME TAXES	5,688	4,481	13,964	15,976
Provision for income taxes	1,652	1,395	3,887	4,953

NET INCOME	$4,036	$3,086	$10,077	$11,023

EARNINGS PER COMMON SHARE
Basic	$0.28	$0.21	$0.70	$0.76

Diluted	$0.28	$0.21	$0.69	$0.76

DIVIDENDS PER SHARE	$0.09	$0.08	$0.35	$0.31